Array BioPharma Appoints Curtis Oltmans As General Counsel

BOULDER, Colo., Aug. 14, 2017 /PRNewswire/ -- Array BioPharma (NASDAQ: ARRY), a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer, today announced it has appointed Curtis Oltmans as General Counsel, effective immediately.

A 25-year veteran of the biopharmaceutical industry, Mr. Oltmans has deep experience on legal matters related to commercialization, litigation, medical, regulatory affairs, intellectual property, corporate governance, mergers and acquisitions, strategic alliances and financial transactions. His appointment will support Array's efforts as it moves towards potential commercialization.

"Curt brings to Array extensive legal and pharmaceutical experience with a record of achievement in developing and leading legal and business initiatives for pharmaceutical companies," said Ron Squarer, Chief Executive Officer. "As our general counsel, Curt will be responsible for developing and managing our company's legal and compliance strategies and related functional areas. He will also fill an important role as a key member of Array's Executive Committee. We are delighted to welcome Curt to our company."

Most recently, Mr. Oltmans served as Corporate Vice President and General Counsel, North America, at Novo Nordisk, Inc., a fully integrated leading global healthcare company with revenue of approximately $15 billion, where he was responsible for strategy and initiatives in the areas of law, including litigation and intellectual property, and public affairs for the company's substantial business in North America. Prior to Novo Nordisk, Mr. Oltmans spent 13 years at Eli Lilly and Company in a variety of legal roles, including litigation, FDA regulatory and international law. Mr. Oltmans earned his undergraduate degree in political science at the University of Nebraska and his Juris Degree at the University of Nebraska College of Law.

Mr. Oltmans succeeds John R. Moore, who has announced his retirement as Vice President and General Counsel. To ensure a seamless transition, Mr. Moore will remain with Array through September 8, 2017.

"We are grateful for John's contributions to Array and wish him the best in his future endeavors," said Mr. Squarer.

About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Eight registration studies are currently advancing related to seven Array-owned or partnered drugs: binimetinib (MEK162), encorafenib (LGX818), selumetinib (partnered with AstraZeneca), danoprevir (partnered with Roche), ipatasertib (partnered with Genentech), larotrectinib (partnered with Loxo Oncology) and tucatinib (partnered with Cascadian Therapeutics).

CONTACT:	Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com